JOY GLOBAL INC.	News Release
At the Company:	At FRB | Weber Shandwick:
Donald C. Roof	Georganne Palffy
Executive Vice President and	Analyst Contact
Chief Financial Officer and Treasurer	312-640-6768
414-319-8517

JOY GLOBAL INC. ANNOUNCES OPERATING RESULTS
FOR FOURTH QUARTER AND FISCAL YEAR 2004

• New orders of $493 million; original equipment orders up 93%
•      Net sales increase 14% and operating income up 98% over 4Q03
•      4Q04 EPS of $0.35; $0.54 excluding non-cash increase in tax valuation reserves
•      $62 million increase in cash balance during 4Q04, resulting in a zero-net debt position
•      Dividend increase of 50% and 3-for-2 stock split announced subsequent to year-end
• Significant profit growth expected for the coming year

Milwaukee, WI – December 16, 2004 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, today reported results for the fourth quarter of the fiscal year ended October 30, 2004. Net sales increased by 14% to $428 million, compared to $378 million in the fourth quarter of last year. Operating income totaled $48 million in 4Q04, versus $24 million in the corresponding quarter last year. Adjusted EBITDA increased to $59 million from $41 million in the comparable period last year. Net income amounted to $19.3 million, or $0.35 per diluted share in the current quarter, compared with $15.1 million, or $0.30 per diluted share, in the fourth quarter of fiscal 2003. Earnings per share for fiscal 2004 in total amounted to $1.03 compared with $0.37 in fiscal 2003. Fourth quarter earnings per share were reduced by $0.19 due to a non-cash increase in tax valuation reserves at one of the company’s international operations. Earnings per share for the quarter and fiscal 2004 in total would have been $0.54 and $1.22, respectively, without this increase.

Results of Operations

“We are very pleased with our operating results in the current quarter,” commented John Hanson, chairman, president and CEO of Joy Global Inc. “Incoming customer order rates remain strong, as do overall market conditions. Our solid earnings growth and margin improvement combined with our company-wide focus on asset management to provide very strong cash flows in the quarter. I am confident that despite the challenges of higher steel and other material costs and meeting the increased demands of our customers, we will achieve significantly improved operating results in fiscal 2005.”

Orders in the fourth quarter increased by 41% to $493 million, from $350 million in the corresponding quarter of last year. Aftermarket orders increased by 17%, the sixth consecutive quarter of double-digit increase. Management anticipates a moderation in the growth rate of the company’s aftermarket business in the next few quarters due to the maturing of the industry’s cycle and challenging period-to-period comparisons. However, the company expects increasing orders for original equipment. Original equipment orders in the quarter were strong at $211 million, including a dragline order in Australia, new orders from Russia, and several orders for electric mining shovels.

Fourth quarter shipments increased by 14% from the same quarter last year with similar increases in both the Joy Mining underground machinery and P&H Mining surface equipment operations. Original equipment revenues grew by 31% in the quarter, although they still accounted for less than 40% of total revenues. Revenue growth increased by 21% in the United States. Currency translation effects were again positive in the quarter, increasing revenues by $13 million. For the full-year, revenues grew by $216 million, or 18%, from fiscal 2003. The increase was relatively consistent between underground and surface segment revenues, as well as between sales in the United States and the rest of the world. Aftermarket revenues increased 11% to $974 million for the year. However, reflecting the cyclical upturn in commodities, original equipment revenues increased by over one-third in fiscal 2004, accounting for 32% of total revenues. Management anticipates this percentage to increase further in fiscal 2005.

Gross profit margins in the fourth quarter continued to be negatively impacted by higher steel costs. However, this was offset by a positive mix of product shipments and improved absorption of fixed manufacturing costs. Overall gross profit margins were 28.3% in the quarter, a significant improvement from the 24.5% in the fourth quarter last year. Management attributes the increase to a number of factors, including manufacturing rationalizations and strategic sourcing. For fiscal 2004 as a whole, gross profit margins improved to 26.7% from 24.1% in fiscal 2003.

Product development, selling and administrative expenses totaled $75 million, or 17.4% of sales, in the fourth quarter of fiscal 2004, as compared to $66 million, or 17.5% of sales, in the fourth quarter of fiscal 2003. The increase was attributable to increased costs related to the currency translation in international operations and increased pension costs, offset by $2.5 million of lower amortization expense. Total employment increased less than 7% during fiscal 2004, with the company having 7,700 employees at the end of the year.

Overall, the positive foreign currency translation effects of the weak U.S. dollar on operating income was approximately $2 million in the quarter. Net interest expense of $4.9 million in the quarter was relatively unchanged as compared with the fourth quarter last year. Reorganization income in the fourth quarter totaled $4.5 million versus $3.0 million of the fourth quarter of the prior year.

The effective income tax rate in the current quarter was 59% of pre-tax book income, with a full-year rate of 42%. Each of these book tax rates was significantly higher than the annual cash tax rate for 2004 of 15%, which benefits from substantial tax loss carryovers. The book income tax rate in the fourth quarter was increased by a non-cash increase in the tax valuation reserves at one of the company’s international operations. This adjustment had no effect on the company’s cash taxes, and could result in decreased book tax rates in future periods. Without this adjustment, the effective income tax rate in the fourth quarter would have been 38% and earnings per share for the quarter would have been increased by $0.19.

Cash Flow and Liquidity

As announced in mid-November, a quarterly dividend of $0.1125 per share was paid yesterday to shareholders of record on December 1, 2004. The company also announced today a 3-for-2 split in its common stock. This split will occur on January 21, 2005 to shareholders of record on January 6, 2005. These actions reflects the company’s anticipation of improved future performance and the desire to increase liquidity in the company’s stock.

Cash flow performance during the fourth quarter was very strong. Cash balances at the end of the quarter totaled $232 million, compared with $170 million at the end of the third quarter. With the strong cash flow performance in the quarter, the company reached a positive net-cash position, as cash balances exceeded the company’s total debt by almost $26 million at the end of fiscal 2004. Working capital management resulted in an improvement in inventory turnover levels from 2.6 to 2.8 turns at the end of the quarter. For fiscal 2004 as a whole, the company’s ratio of working capital (excluding cash and debt) to sales decreased from 25% at the end of fiscal 2003 to 23% at the end of fiscal 2004.

Subsequent to the end of the fourth quarter, the company repurchased $13.5 million of its 8.75% Senior Subordinated Notes on the open market, utilizing $15.4 million of its cash balances. The company will continue to evaluate the appropriate use of its excess cash in future periods.

Market Overview and Outlook

We have seen little change in the current quarter in the U.S. coal markets, our largest source of revenues. Coal demand factors remain positive, both short and long-term. A very disciplined response to this demand on the part of domestic mining companies means that selling prices, particularly for eastern coal, continue to be very strong. Longer-term demand drivers, including power plant construction and natural gas pricing, coupled with the age of the current population of mines, may create a sustained period of strong coal prices.

International coal has also remained strong in the most recent quarter. We continue to be pleased with the level of activity in Russia, with additional new orders being received for both underground and surface mining equipment. Coal export pricing remains at historical highs and, as a result, higher production is being driven in many countries. Current market conditions in China, the country having the highest growth potential by far, were somewhat mixed in the quarter. There continues to be no change in our mid- and long-term outlook for China. However, certain orders that we expected to be placed in the quarter slipped for a number of reasons, including the plan by Shenhua Group that it would take Shendong coal public.

Customer demand remains very strong in all of the significant commodity markets for the surface mining equipment side of our business. We received orders for 22 mining shovels in fiscal 2004, our strongest order rate in several years. Despite the higher level of activity, P&H was able to maintain its historical position, capturing over 75% of all available orders.

“We continue to be confident in the future prospects for our overall operating results, and are therefore increasing our 12-month outlook for the seventh consecutive quarter,” remarked John Hanson. “Despite new orders falling to slightly less than the $500 million level experienced in each of the previous two quarters, customer demand remains strong. The fiscal 2005 original equipment production plan is by and large fully committed to customer needs at this time.

Hanson further commented, “There has been little change in our overall outlook from the last couple of quarters. Aftermarket orders remain strong, as do orders for original equipment, albeit the O.E. order strength arises from a different sector each quarter. With fiscal 2005 production largely committed, there is little room for additional short-term revenue growth beyond that reflected in our outlook. The result is that we expect that total revenues for the upcoming 12-month period ending October 2005 will be in the range of $1.7 to $1.9 billion.”

Hanson concluded, “Growing revenues in fiscal 2005 by 18-33% will not be without a number of challenges. Adequate supply of raw materials and purchased components is an issue that we have faced for the last several months, and will continue to be a challenge in the upcoming year. In addition to obtaining materials and components, the continued ramp-up of production levels will challenge our people and, in certain cases, our facilities. Higher costs for materials and components, in most instances related to the price of steel, should be largely mitigated with the selling price increases we have implemented, although realizing the price increases will not be without its own set of challenges.

“We believe profitability will continue to improve in the next year in spite of the higher costs we have experienced over the past several quarters. Our current guidance for the 12 months ending October 2005 is for operating income to be in the range of $165 to $195 million, and earnings per share in the range of $1.70 to $2.05. With depreciation and amortization charges estimated at $45 million during this period, EBITDA should be in the range of $210 to $240 million.”

Quarterly Conference Call

Management will discuss fourth quarter results on a conference call to be held at 11:00 AM EST on December 16, 2004. Investors and interested parties may participate on the call by dialing 800-649-5127 in the U.S. and 706-679-0637 elsewhere, both with access code 2144897. Accompanying discussion slides are available on the company’s website. A rebroadcast of the call will be available until the close of business on December 31, 2004 by dialing 800-642-1687 or 706-645-9291, access code 2144897. Finally, a live webcast of the call, and a replay until January 13, 2005, will be accessible through the Investor Relations section of our web site (http://www.joyglobal.com/investorrelations/concalls.jsp).

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through its P&H Mining Equipment division and underground mining through its Joy Mining Machinery division.

Adjusted EBITDA is defined as income from operations before deducting net interest expense, income taxes, depreciation and amortization, and before reorganization income or expense and restructuring charges. Adjusted EBITDA is not a substitute for net income, operating income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. It is presented as additional information because management believes it a useful indicator of our operating results. Because adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to similarly titled measures of other companies. A reconciliation of net income computed under GAAP to adjusted EBITDA is presented in the table accompanying this release.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include: the duration of the recovery of coal and copper commodity markets; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under — absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; the highly competitive environment that we operate in means that the actions of our competitors can affect our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

-FINANCIAL TABLES FOLLOW-

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Year Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Net sales	$428,879	$377,826	$1,432,167	$1,215,966
Costs and expenses:
Cost of sales	307,431	285,062	1,049,954	922,864
Product development, selling
and administrative expenses	74,649	66,023	277,412	241,507
Restructuring charges	21	3,703	625	6,915
Other income	(775)	(1,006)	(3,505)	(3,002)

Operating income	47,553	24,044	107,681	47,682
Interest expense, net	(4,895)	(5,071)	(19,951)	(21,966)
Loss on early retirement of debt	--	--	--	(261)

Income before reorganization items	42,658	18,973	87,730	25,455
Reorganization items - income (expense)	4,456	2,957	6,842	2,411

Income before income taxes	47,114	21,930	94,572	27,866
Provision for income taxes	27,825	6,825	39,250	9,350

Net income	$19,289	$15,105	$55,322	$18,516

Net income per share:
Basic	$0.36	$.0.30	$1.06	$0.37

Diluted	$0.35	$.0.30	$1.03	$0.37

Dividends per share	$0.075	$--	$0.275	$--

Weighted average shares outstanding:
Basic	52,959	50,284	52,123	50,242

Diluted	54,532	51,132	53,624	50,577

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In thousands)

	October 30, 2004	November 1, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$231,706	$148,505
Accounts receivable, net	259,897	193,882
Inventories	443,810	382,929
Other current assets	56,639	51,251

Total current assets	992,052	776,567
Property, plant and equipment, net	207,974	226,101
Intangible assets, net	40,213	77,709
Other assets	200,120	206,352

Total assets	$1,440,359	$1,286,729

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion
of long-term debt	$3,110	$4,767
Trade accounts payable	139,178	89,136
Employee compensation and benefits	82,472	57,688
Income taxes payable	4,910	26,097
Advance payments and progress billings	87,507	36,676
Other accrued liabilities	114,675	111,342

Total current liabilities	431,852	325,706
Long-term debt	202,869	202,912
Other non-current liabilities	353,590	387,838
Shareholders' equity	452,048	370,273

Total liabilities and shareholders' equity	$1,440,359	$1,286,729

Note - for complete quarterly information, including footnote disclosures, please refer to the
Company's Form 10-K filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA:
Consolidated:
Net Income (Loss)	$19,289	$15,105	$55,322	$18,516
Provision (Benefit) for Income Taxes	27,825	6,825	39,250	9,350
Loss on Early Retirement of Debt	--	--	--	261
Reorganization Items - (Income) Expense	(4,456)	(2,957)	(6,842)	(2,411)
Interest Expense, Net	4,895	5,071	19,951	21,966

Operating Income	47,553	24,044	107,681	47,682
Restructuring Charges	21	3,703	625	6,915
Depreciation	9,895	9,438	38,406	36,837
Amortization	1,324	3,783	7,771	15,705

Consolidated Adjusted EBITDA	$58,793	$40,968	$154,483	$107,139

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA:
Underground Mining Machinery:
Operating Income	$41,930	$19,748	$91,376	$43,573
Restructuring Charges	--	3,456	372	5,149
Depreciation	5,726	5,272	21,858	20,237
Amortization	925	2,726	6,154	11,398

Underground Mining Machinery Adjusted EBITDA	$48,581	$31,202	$119,760	$80,357

Surface Mining Equipment:
Operating Income	$20,232	$12,288	$53,189	$27,572
Restructuring Charges	21	247	253	1,766
Depreciation	4,131	4,126	16,393	16,436
Amortization	399	1,057	1,617	4,307

Surface Mining Equipment Adjusted EBITDA	$24,783	$17,718	$71,452	$50,081
Consolidated:
Operating Income	$47,553	$24,044	$107,681	$47,682
Restructuring Charges	21	3,703	625	6,915
Depreciation	9,895	9,438	38,406	36,837
Amortization	1,324	3,783	7,771	15,705

Consolidated Adjusted EBITDA	$58,793	$40,968	$154,483	$107,139

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Three Months Ended		Year Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
BREAKDOWN OF SALES REVENUE:
Net Sales By Operation:
Underground Mining Machinery	$240,482	$212,296	$820,121	$685,999
Surface Mining Equipment	188,397	165,530	612,046	529,967

Total Sales By Operation	$428,879	$377,826	$1,432,167	$1,215,966

Net Sales By Product Stream:
Aftermarket Revenues	$264,625	$252,591	$973,554	$875,938
Original Equipment	164,254	125,235	458,613	340,028

Total Sales By Product Stream	$428,879	$377,826	$1,432,167	$1,215,966

Net Sales By Geography:
United States	$211,736	$175,435	$672,227	$582,351
Rest of World	217,143	202,391	759,940	633,615

Total Sales By Geography	$428,879	$377,826	$1,432,167	$1,215,966

CASH FLOW DATA:
Depreciation and Amortization (1)	$11,653	$14,108	$49,367	$56,088
Decrease (Increase) in Net Working Capital Items	17,527	33,920	30,884	87,510
Contribution to US Qualified Pension Plan	104	526	88,104	47,612
Property, Plant and Equipment Acquired	7,742	10,144	18,718	27,512
Cash Interest Paid	10,101	9,457	22,022	23,075
Cash Taxes Paid	3,000	4,830	13,745	19,067
(1) - Including the amortization of financing fees
BOOKINGS DATA:
Underground Mining Machinery	$240,730	$192,708	$1,107,690	$706,561
Surface Mining Equipment	251,948	157,498	794,227	504,764

Total Bookings	$492,678	$350,206	$1,901,917	$1,211,325

	Amounts as of
	October 30, 2004	July 31, 2004	May 1, 2004	January 31, 2004
BACKLOG DATA:
Underground Mining Machinery	$434,317	$434,069	$274,309	$231,284
Surface Mining Equipment	287,739	224,188	234,931	111,518

Total Backlog	$722,056	$658,257	$509,240	$342,802